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                                                                      EXHIBIT 99

PRESS RELEASE

LIFEPOINT HOSPITALS INCREASES AVAILABLE CREDIT TO $200 MILLION

BRENTWOOD, TENNESSEE (June 19, 2001) - LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced the completion of a $200 million, five-year amended and restated credit agreement with a syndicate of banks led by Fleet National Bank. This agreement increases the Company's available credit under its revolving credit agreement from $65 million to $200 million and extends the current agreement to five years. In March, the Company completed a secondary offering of common stock in which it raised approximately $100 million and repaid all bank borrowing outstanding.

Commenting on the announcement, Kenneth C. Donahey, executive vice president and chief financial officer, said, "We are very pleased by the positive response we received from the banking community. This long-term commitment successfully completes the restructuring of our balance sheet and provides the financial resources the Company needs to realize its growth initiatives."

LifePoint Hospitals, Inc. operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians;
(iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature
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the healthcare business; (vii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company's formation); and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.

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Contact:

         LifePoint Hospitals Inc., Brentwood
         Kenneth C. Donahey, 615/372-8533
         www.lifepointhospitals.com